Execution Version

Exhibit 10.67
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT
by and between
ALEXION PHARMA HOLDING
on the one hand,
and
ARBUTUS BIOPHARMA CORPORATION
and
PROTIVA BIOTHERAPEUTICS INC.,
on the other hand
Dated as of March 16, 2017

Page

ARTICLE I - DEFINITIONS...............................................................................................1

1.1	General.........................................................................................................1

1.2	Interpretation..............................................................................................10
ARTICLE II - LICENSE GRANTS AND RELATED RIGHTS.......................................11

2.1	License Grant to Alexion...........................................................................11

2.2	Sublicensing...............................................................................................11

2.3	Retained Rights..........................................................................................12

2.4	Rights in Bankruptcy..................................................................................12

2.5	Contractors.................................................................................................12

ARTICLE III -	SCOPE OF COLLABORATION.......................................................12

3.1	Arbutus Exclusivity....................................................................................12

3.2	Joint Steering Committee...........................................................................12

3.3	Formulation Development.........................................................................14

3.4	Product Research.......................................................................................14

3.5	Development Responsibilities...................................................................15

3.6	Manufacturing and Supply Agreement......................................................16

ARTICLE IV -	FINANCIAL PROVISIONS...............................................................16

4.1	Upfront Payment........................................................................................16

4.2	Development Milestone Payments............................................................16

4.3	Commercial Milestone Payments..............................................................17

4.4	Royalty Payments......................................................................................18

4.5	Royalty Reports; Expense Reports; Records and Audits...........................18

4.6	Payment Procedure....................................................................................19

4.7	Taxes..........................................................................................................20

ARTICLE V -	ADDITIONAL OBLIGATIONS........................................................20

5.1	Obligations of Alexion...............................................................................20

5.2	Ownership of Approvals, INDs and Registration Filings..........................20

5.3	Regulatory Authority Communications.....................................................20

5.4	Compliance with Law; Further Assurances...............................................20

5.5	Regulatory Authority Inspections..............................................................20

-i-

(continued)
Page

ARTICLE VI -	INTELLECTUAL PROPERTY..........................................................21

6.1	Ownership..................................................................................................21

6.2	Prosecution and Maintenance of Patents...................................................23

6.3	Third-Party Infringement of Arbutus Patents and Joint Patents................23

6.4	Defense of Claims Brought by Third Parties.............................................25

ARTICLE VII -	CONFIDENTIAL INFORMATION AND PUBLICITY....................25

7.1	Non-Disclosure of Confidential Information.............................................25

7.2	Exceptions..................................................................................................25

7.3	Permitted Uses; Protection.........................................................................25

7.4	Permitted Disclosures................................................................................26

7.5	Press Release..............................................................................................26

7.6	Securities Filings........................................................................................27

7.7	Terms of this Agreement............................................................................27

ARTICLE VIII -	INDEMNIFICATION.........................................................................28

8.1	Arbutus Indemnification............................................................................28

8.2	Alexion Indemnification............................................................................28

8.3	Tender of Defense; Counsel.......................................................................28

ARTICLE IX -	TERM AND TERMINATION............................................................29

9.1	Term...........................................................................................................29

9.2	Termination for Material Breach...............................................................29

9.3	Termination for Abandonment by Alexion................................................30

9.4	Challenges of Arbutus Patents or Joint Patents..........................................30

9.5	Rights in Bankruptcy..................................................................................30

9.6	Consequences of Termination; Survival....................................................31

9.7	Remedies....................................................................................................32

ARTICLE X -	MISCELLANEOUS...........................................................................32

10.1	Representations and Warranties.................................................................32

10.2	Force Majeure............................................................................................34
10.3    Consequential Damages.............................................................................34

-ii-

(continued)
Page

10.4	Assignment................................................................................................34

10.5	Notices.......................................................................................................35

10.6	Independent Contractors............................................................................35

10.7	Governing Law; Dispute Resolution.........................................................35

10.8	Severability................................................................................................36

10.9	No Implied Waivers...................................................................................36

10.10	Headings....................................................................................................36

10.11	Entire Agreement; Amendment..................................................................36

10.12	Waiver of Rule of Construction.................................................................36

10.13	No Third-Party Beneficiaries.....................................................................36

10.14	Further Assurances.....................................................................................36

10.15	Performance by Affiliates..........................................................................36

10.16	Counterparts...............................................................................................36
Exhibit A Arbutus Issued and Published Patents................................................................36
Exhibit B Research Plan.....................................................................................................36
Exhibit C Excluded Arbutus Patents..................................................................................36

-iii-

LICENSE AGREEMENT
This LICENSE AGREEMENT (this “Agreement”) is entered into as of March 16, 2017 (the “Effective Date”), by and between Alexion Pharma Holding, an unlimited liability company incorporated under the laws of Ireland having its principal place of business at Canon’s Court, 22 Victoria Street, Hamilton HM 12 Bermuda (“Alexion”), on the one hand, and Protiva Biotherapeutics Inc., a British Columbia corporation with a principal place of business at 100‑8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8 (“Protiva”), and Arbutus Biopharma Corporation, a British Columbia corporation with a principal place of business at 100‑8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8 (“ABUS” and together with Protiva, “Arbutus”), on the other hand.

WHEREAS, Arbutus and its Affiliates (as defined below) possess, develop and improve from time to time Licensed Intellectual Property (as defined below);
WHEREAS, Alexion wishes to apply the Licensed Intellectual Property to selected Alexion mRNA technology against the Licensed Target (as defined below); and
WHEREAS, Arbutus desires to grant Alexion licenses to Licensed Intellectual Property to Research, Develop, Manufacture and Commercialize (each as defined below) the Products (as defined below) upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Alexion and Arbutus enter into this Agreement effective as of the Effective Date:

ARTICLE I – DEFINITIONS
1.1    General    . When used in this Agreement, each of the following terms, whether used in the singular or plural, shall have the meanings set forth in this Article I.
“ABUS” has the meaning set forth in the introductory paragraph.
“Affiliate” means, with respect to a Person, any corporation, company, partnership, joint venture or firm that controls, is controlled by, or is under common control with such Person. For purposes of the foregoing sentence, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.
“Agreement” has the meaning set forth in the introductory paragraph.
“Alexion” has the meaning set forth in the introductory paragraph.
“Alexion Disease Areas” means the treatment or prevention of [***].
“Alexion Indemnitees” has the meaning set forth in Section 8.1.
“Alexion IP” has the meaning set forth in Section 6.1(b).
“Alliance Manager” has the meaning set forth in Section 3.2(f).
“API” means any active ingredient (whether biological or pharmaceutical) or other component thereto (but excluding, for clarity, an adjuvant or excipient).
“Applicable Laws” means all applicable laws, statutes, rules, regulations, guidelines, guidances, ordinances, orders, decrees, writs, judicial or administrative decisions and the like of any nation or government, any state or other political subdivision thereof, any entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government (including any Governmental Authority), any tribunal or arbitrator of competent jurisdiction, and any trade organization whose regulations have the force of law.
“Arbutus” has the meaning set forth in the introductory paragraph.
“Arbutus Improvement IP” has the meaning set forth in Section 6.1(a).
“Arbutus Indemnitees” has the meaning set forth in Section 8.2.
“Arbutus Patents” means the Patents Controlled by Arbutus or any of its Affiliates at any time during the Term that include one or more claims that Cover (i) the composition of matter of LNPs, (ii) the method of use of LNPs that are useful or necessary for the Research, Development, Manufacture or Commercialization of a Product, or otherwise Cover any Product, or (iii) the method of manufacturing LNPs (including or excluding encapsulated drug), including the Patents listed in Exhibit A and any Patents claiming any Arbutus Improvement IP.
“Business Day” means any day that is not a Saturday, a Sunday, or other day which is a statutory holiday in the Province of British Columbia, Canada or a state or federal holiday in the State of New York.
“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31.
“CMO” means a contract manufacturing organization.
“Code” has the meaning set forth in Section 2.4.
“Commercialize” or “Commercialization” means, excluding Manufacturing, any and all activities directed to marketing, promoting, distributing, importing, having imported, exporting, having exported, selling and having sold products and services, including, subject to the terms of this Agreement, having Third Parties conduct such activities on behalf of the Person receiving the rights to Commercialize.
“Commercial Milestone Payment” has the meaning set forth in Section 4.3(a).
“Commercial Milestone” has the meaning set forth in Section 4.3(a).
“Commercially Reasonable Efforts” means the efforts and resources that would reasonably be used (including the promptness with which such efforts and resources would be applied) by the applicable Party for the pharmaceutical or clinical development, manufacture or commercialization of a pharmaceutical product of similar market and profit potential and at a similar stage in development or product life as compared to a Product after considering all relevant factors.
“Confidential Information” means all confidential information and confidential materials, patentable or otherwise, of a Party disclosed by or on behalf of such Party to the other Party before, on or after the Effective Date in connection with the discussions and negotiations pertaining to, or in the course of performing, this Agreement, including chemical composition of a formulation in LNPs, chemical substances, equipment, data, reports, Know-How, sources of supply, patent positioning, business plans, and also the proprietary and confidential information of Third Parties in possession of such Party under an obligation of confidentiality, whether or not related to making, using or selling a Product.
“Control,” “Controls” or “Controlled by” means, with respect to Licensed Intellectual Property, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of Arbutus, as applicable, to grant access to, or a license or sublicense of, the Licensed Intellectual Property as provided for herein.
“Cover,” “Covers” or “Covered by” means, with respect to a Product, that the making, using, selling, offering for sale or importing of a Product or practice of a method with respect to the Manufacture or use of such a Product would, but for the licenses granted under this Agreement, infringe a Valid Claim of a Patent in the country in which such activity occurs.
“Develop,” “Developing” or “Development” means, excluding Manufacturing, any and all activities and studies required to develop products and services for Regulatory Approval or for Commercialization, including, subject to the terms of this Agreement, having Third Parties conduct such activities and studies on behalf of the Person receiving the rights to Develop.
“Development Milestone” has the meaning set forth in Section 4.2(a).
“Development Milestone Payment” has the meaning set forth in Section 4.2(a).
“Disclosing Party” means the Party that discloses its Confidential Information.
“Effective Date” has the meaning set forth in the introductory paragraph.
“EMA” means the European Medicines Agency, a body of the European Union, or any successor agency(ies) thereof performing similar functions.
“EU5 Countries” means France, Germany, Italy, Spain and the United Kingdom.
“Excluded Arbutus Patents” means those Patents that are the subject of the UBC Agreement as of the Effective Date (and no others), as set forth on Exhibit C.
“Executive Officer” means (a) in the case of Alexion, any senior executive officer of Alexion or any of its Affiliates who is not a member of the JSC; and (b) in the case of Arbutus, any senior executive officer of Arbutus or any of its Affiliates who is not a member of the JSC.
“FDA” means the Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency(ies) thereof performing similar functions.
“Field” means treatment, prevention or diagnosis of human disease or other medical disorder.
“First Commercial Sale” means, on a country-by-country basis, the first bona fide sale of a Product to a non-Sublicensee Third Party in an arm’s length transaction after Regulatory Approval of such Product in such country for use of such Product in such country. Sales of a Product for registration samples, compassionate use sales, named patient use, inter-company transfers to Affiliates of a Party and the like shall not constitute a First Commercial Sale
“FTE” means full time employee or consultant.
“FTE Rate” means the fully burdened rate established by the Parties for the services of an employee or consultant, which, for the first year of this Agreement, is [***] based on [***] hours per year, or pro-rata portion thereof, subject to an annual increase by a percentage equal to the percentage increase in the Consumer Price Index for the US City Average (all times) for the twelve (12) month period ending with December of the calendar year immediately preceding the anniversary date of the Effective Date, such percentage increase not to exceed [***] in any one calendar year.
“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.
“GLP Toxicity Study” means animal pharmacology and toxicology studies used to assess whether a Product is reasonably safe for initial testing in humans and to support IND filing.
“Governmental Authority” means any United States or supra-national, foreign, federal, state, local, provincial, or municipal government, governmental, regulatory or administrative authority, agency, body, branch, bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body having relevant jurisdiction over a subject matter, including any Regulatory Authority.
“IND” means, with respect to a Product, an Investigational New Drug Application filed with respect to such Product, as described in the FDA regulations, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority outside the United States.
“Indemnified Party” has the meaning set forth in Section 8.3.
“Indemnifying Party” has the meaning set forth in Section 8.3.
“Infringement Action” has the meaning set forth in Section 6.3(b).
“Initiation of First Phase I Study” means the first dosing of a subject in a Phase I Study.
“Initiation of First Phase II Study” means the first dosing of a patient in a Phase II Study.
“Initiation of First Phase III Study” means the first dosing of a patient in a Phase III Study.
“Insolvent Party” has the meaning set forth in Section 9.5.
“Intellectual Property” means Patents, Know-How, trade names, trademarks, copyright, trade dress, industrial and other designs, and all other forms of intellectual property, all whether or not registered, or capable of registration.
“Joint IP” has the meaning set forth in Section 6.1(c).
“Joint Patents” means Patents that cover Joint IP.
“JSC” has the meaning set forth in Section 3.2(a).
“Know-How” means biological materials and other tangible materials, information, data, inventions, practices, methods, methodologies, protocols, formulas, formulations, oligonucleotide sequences, knowledge, trade secrets, processes, assays, skills, techniques and results of experimentation and testing, patentable or otherwise.
“Licensed Intellectual Property” means, other than the Excluded Arbutus Patents, any Arbutus Patents, Arbutus Improvement IP, Arbutus’ interest in Joint IP, or LNP Technology Controlled by Arbutus or its Affiliates as of the Effective Date or generated or obtained during the Royalty Payment Term necessary or useful for the Research, Development, Manufacture or Commercialization of the Products for use in the Field in the Territory.
“Licensed Target” means [***].
“LNP Competitor” means any company or other entity that conducts as a material line of business the development of, or license of technology for use in, LNPs to encapsulate drugs. As non-limiting examples as of the Effective Date, LNP Competitors include [***] and their respective Affiliates and successors in interest.
“LNPs” means lipid nanoparticles (including or excluding encapsulated drug), components of lipid particles, formulations comprising lipid particles and methods of manufacturing lipid particles.
“LNP Formulation” means a product that includes an mRNA, wherein the mRNA is encapsulated within LNP.
“LNP Technology” means the Intellectual Property (other than the Excluded Arbutus Patents) directed to (i) the composition of matter of LNPs, (ii) the method of use of LNPs, or (iii) the method of manufacturing LNPs (including or excluding encapsulated drugs), in each case, Controlled by Arbutus or any of its Affiliates at any time during the Term.
“Losses” has the meaning set forth in Section 8.1.
“Manufacture” or “Manufacturing” means, with respect to a Product or its components (including LNPs), all activities associated with the production, manufacture and processing of such product, and the filling, finishing, packaging, labeling, shipping, and storage of such product, including formulation process scale-up for toxicology and clinical study use, aseptic fill and finish, stability testing, analytical development, quality assurance and quality control, and the production of the bulk finished dosage form of such Product. For clarity, Manufacture includes the manufacture of LNPs, formulation of Products with LNPs and the manufacture of Products containing mRNA encapsulated within LNPs.
“mRNA Material” has the meaning set forth in Section 3.3(c).
“Net Sales” means the gross amount received by Alexion, its Affiliates or Sublicensees on sales or other dispositions in the Territory of a Product during a Royalty Payment Term to Third Parties that are not Affiliates or Sublicensees of Alexion, less:
(a)    normal and customary trade, quantity or prompt settlement discounts (including chargebacks and allowances) actually allowed;
(b)    amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions determined by Alexion or its Affiliates in good faith;
(c)    rebates and similar payments made with respect to sales paid for by managed care organizations, hospitals, other buying groups or any governmental or regulatory authority including federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country and refunds made in connection with revenue or cost caps agreed with such organizations or entities;
(d)    excise taxes, customs duties, customs levies and import fees and other Taxes imposed on the sale, importation, use or distribution of the Products;
(e)    administrative fees paid to group purchasing organizations, managed care entities or other similar types of organizations or networks participating in the distribution or sales of the Product;
(f)    amounts paid or credited to customers for inventory management services;
(g)    that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that is reasonably allocated to the sale of Products;
(h)    any other similar and customary deductions that are consistent with GAAP or in the case of non-United States sales, other applicable accounting standards; and
(i)    payments made for separately itemized insurance and transportation costs incurred in shipping Product.
Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied. Nothing herein will prevent Alexion or any of its Affiliates or Sublicensees from selling, distributing or invoicing any Product at a discounted price for shipments to Third Parties in connection with clinical studies, compassionate or named patient sales, or an indigent program or similar bona fide arrangements in which such party agrees to forego a normal profit margin for good faith business reasons. To the extent that Alexion or its Affiliates or Sublicensees receives any consideration other than monies for the sale of Products, Net Sales shall include the fair market value of such consideration. For the avoidance of doubt, the supply of Products free of charge shall not be included in Net Sales.

If a Product is formulated, packaged or sold with one or more other active ingredients or products for a single price (a “Combination Product”), the Net Sales of the Product shall be calculated for each applicable calendar quarter by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in the applicable country of the Product(s) when sold separately in finished form, and B is the average gross selling price in the applicable country of the other active ingredient(s) or product(s) included in the Combination Product when sold separately in finished form, in each case for the most recent period in which sales of both occurred. If the Product(s) is/are sold as part of a Combination Product and is/are sold separately in finished form, but the other product(s) included in the Combination Product are not sold separately in finished form, the Net Sales of the Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction A/C, where: A is the average gross selling price in the applicable country of the Product(s) contained in such Combination Product when sold separately, and C is the average gross selling price in the applicable country of the Combination Product. If the Product(s) is/are sold as part of a Combination Product and is/are not sold separately in finished form, but the other product(s) included in the Combination Product are sold separately in finished form, the Net Sales of the Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction C-B/C, where: B is the average sale price of the other product(s) included in such Combination Product when sold separately, and C is the average sale price of the Combination Product. If, on a country-by-country basis, the Product component is not sold separately in that country, Net Sales for the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction D/(D+E), where D is the fair market value of the portion of the Combination Product that contains the Product and E is the fair market value of the portion of the Combination Product containing the other active ingredient(s) included in such Combination Product, as such fair market values are determined by mutual agreement of the Parties through the JSC.
The foregoing analysis shall be conducted on a country-by-country basis as reasonably required to determine relative fair market values of the relevant Combination Product components.
“Party” means ABUS, Protiva or Alexion, and “Parties” means ABUS, Protiva and Alexion.
“Patent” means any patent (including any reissue, extension, substitution, confirmation, re-registrations, re-examination, revival, supplementary protection certificate, patents of addition, continuation, continuation-in-part, or divisional) or patent application (including any provisional application, non-provisional patent application, continuation, continuation-in-part, divisional, PCT international applications or national phase applications), in each case whether in the U.S. or any foreign country.
“Payload Intellectual Property” has the meaning set forth in Section 6.1(a).
“Permitted Contractor” means a Third Party (e.g., a contractor or consultant) that performs the activities for which Alexion is responsible under this Agreement under a bona fide contract services arrangement; provided, however, that Alexion shall not appoint any LNP Competitor as its Permitted Contractor without Arbutus’ prior written consent (which may be granted or withheld in Arbutus’ sole discretion).
“Person” means an individual, corporation, limited liability company, syndicate, association, trust, partnership, joint venture, unincorporated organization, government agency or any agency, instrumentality or political subdivision thereof, or other entity.
“Phase I Study” means a human clinical trial of a Product in any country, the primary purpose of which is the determination of safety and which may include the determination of pharmacokinetic and/or pharmacodynamic profiles in healthy individuals or patients.
“Phase II Study” means a human clinical trial of a Product in any country, and which is: (a) a study of dose exploration, dose response, duration of effect, kinetics or preliminary efficacy and safety study of a product in the target patient population; (b) a controlled dose-ranging clinical trial to evaluate further the efficacy and safety of such product in the target population and to define the optimal dosing regimen; or (c) a clinical trial that the sponsoring Party or its Affiliate refers to in a press release as a Phase II Study.
“Phase III Study” means a human clinical trial of a Product in any country, and which is: (a) a controlled study of a product in patients of the efficacy and safety of such product which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to obtain Regulatory Approval to market such Product; (b) a clinical trial that the sponsoring Party or its Affiliate refers to in a press release as a Phase III Study; or (c) a trial that is intended to form the primary basis for Regulatory Approval for Commercialization of a Product in one or more countries in the Territory; provided that, if a Phase II Study has not previously been completed with respect to such Product, then a clinical trial shall not be deemed a “Phase III Study” until the design of such clinical trial is acknowledged in writing by a Regulatory Authority (either prospectively or following completion of the clinical trial) to be sufficient for such clinical trial to be included as a pivotal efficacy and safety clinical trial in an application for marketing authorization, or equivalent, filed with the applicable Regulatory Authority in the applicable country or jurisdiction.
“Proceeds” has the meaning set forth in Section 6.3(d).
“Product” means a specific LNP Formulation that includes an mRNA encoding a Licensed Target.
“Product Intellectual Property” means all Intellectual Property directed to the specific LNP Formulation(s) developed by the Parties under this Agreement containing mRNA encoding the Licensed Target.
“Protiva” has the meaning set forth in the introductory paragraph.
“Receiving Party” means the Party that receives Confidential Information of the other Party.
“Record Retention Period” has the meaning set forth in Section 4.5(b).
“Regulatory Approval” means, with respect to any country or region, any registration, license, approval or authorization from any Regulatory Authority required for the Development, Manufacture or Commercialization of a Product in a regulatory jurisdiction in such country or region.
“Regulatory and Reimbursement Approval” means, in respect of any Product, after Regulatory Approval in countries in which Regulatory Authorities or other authorities therein approve or determine pricing and/or reimbursement for pharmaceutical products or otherwise, the (i) approval, agreement, determination or governmental decision establishing prices that can be charged to consumers for a Product, and (ii) the addition of such Product to a government drug list or formulary for reimbursement.
“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the Development, Manufacture or Commercialization of a Product under this Agreement. The term “Regulatory Authority” includes the FDA, the EMA, the European Commission and relevant national competent authorities in the EU member states.
“Research” or “Researching” means identifying, evaluating, validating and optimizing products prior to pre-IND cGLP toxicology studies.
“Research Plan” has the meaning set forth in Section 3.4(a).
“Royalty” has the meaning set forth in Section 4.4.
“Royalty Payment Term” means, on Product-by-Product and a country-by-country basis, the term beginning on the First Commercial Sale of such Product in such country and ending on the date of the last to expire Valid Claim of a Patent within the Licensed Intellectual Property that exists in such country that would be infringed absent the license grant in this Agreement.
“Solvent Party” has the meaning set forth in Section 9.5.
“Sublicensee” means a Third Party to whom Alexion has granted a sublicense.
“Support” means all activities performed by Arbutus or its contractors pursuant to Sections 3.3 through 3.6.
“Term” means the term described in Section 9.1.
“Territory” means worldwide.
“Third Party” means any Person other than Arbutus, Alexion or any of their respective Affiliates.
“Third Party Claim” has the meaning set forth in Section 8.3.
“UBC Agreement” means that certain License Agreement by and between Arbutus (or its direct or indirect predecessor) and the University of British Columbia dated July 1, 1998, as amended July 11, 2006 and January 8, 2007.
“Valid Claim” means a claim of an issued and unexpired Arbutus Patent or Joint Patent, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.
1.2    Interpretation    .
Words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section, paragraph or clause in which such words appear, unless the context otherwise requires. Enumerative references to sections, paragraphs or clauses, or exhibits, without reference to an explicit agreement, document or exhibit, refer to this Agreement or exhibits attached to this Agreement, as applicable. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires. The words “include,” “includes” and “including” are deemed to be followed by “without limitation” or words of similar import. Except where the context otherwise requires, the word “or” is used in the inclusive sense (and/or). All dollar amounts are expressed in U.S. dollars.
This Agreement is between financially sophisticated and knowledgeable parties and is entered into by the Parties in reliance upon the economic and legal bargains contained herein. The language used in this Agreement has been negotiated by the Parties and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the Party that prepared, or caused the preparation of, this Agreement or the relative bargaining power of the Parties.
ARTICLE II – LICENSE GRANTS AND RELATED RIGHTS
2.1    License Grant to Alexion    . Subject to the terms and conditions in this Agreement, Arbutus hereby grants to Alexion, and Alexion hereby accepts, an exclusive, sublicensable (subject to Section 2.2), irrevocable (except as set forth in Article IX), perpetual (subject to Article IX) right and license under Licensed Intellectual Property to Research, Develop, Manufacture and Commercialize Products for use in the Field in the Territory.
2.2    Sublicensing    . Alexion may grant sublicenses under Section 2.1 on a Product-by- Product basis (with the right to sublicense through multiple tiers only as set forth in this Section 2.2); provided that, in the case of sublicenses granted to Affiliates and Third Parties:
(a)    Alexion and its Affiliates shall not grant a sublicense (and no Sublicensee shall grant a sub-sublicense) to an LNP Competitor;
(b)    in the case of Third Party Sublicensees, each sublicense and sub-sublicense is in writing and on terms consistent with, and subject to, the terms of this Agreement and is granted to a Permitted Contractor or in connection with a grant of a license under Intellectual Property owned or controlled by Alexion or its Affiliates to Develop, Manufacture or Commercialize a Product;
(c)    each sublicense and sub-sublicense provides that Arbutus is a third party beneficiary of such sublicense or sub-sublicense, as applicable, and has the right to enforce directly against the Sublicensee or sub-Sublicensee, as applicable, the breach by the Sublicensee or sub-Sublicensee, as applicable, of any term of the sublicense or sub-sublicense agreement to the extent such breach adversely affects Arbutus and would have been a breach under this Agreement;
(d)    upon termination of this Agreement, any sublicenses shall convert into a direct license from Arbutus; provided the Sublicensee (i) is not then in breach of the sublicense agreement, (ii) agrees in writing to be bound to Arbutus as a licensee under the terms and conditions of this Agreement, and (iii) agrees in writing that in no event shall Arbutus assume any obligations or liability, or be under any obligation or requirement of performance that extends beyond Arbutus’ obligations and liabilities under this Agreement;
(e)    in the case of Third Party Sublicensees, Alexion promptly provides Arbutus with a copy of the executed sublicense within 30 days following its execution or in the case of a sub-sublicense, within 30 days following Alexion’s receipt thereof, with such reasonable redaction as Alexion or its Sublicensee may make; provided that such redactions do not include provisions necessary to demonstrate compliance with the requirements of this Agreement; and
(f)    the grant of such sublicense shall not relieve Alexion of its obligations under this Agreement, and Alexion will be responsible for any and all obligations of such Sublicensee as if such Sublicensee were “Alexion” hereunder.
2.3    Retained Rights    . Subject to Section 3.1, Arbutus expressly retains all right, title and interest not expressly granted to Alexion under this Article II (or otherwise under this Agreement), including, for the avoidance of doubt, all rights with respect to its LNP Technology and Licensed Intellectual Property for use outside of the Field, and within the Field for (a) Targets other than the Licensed Target or (b) diseases other than the Alexion Disease Area, as well as rights within the Field for the purpose of performing its obligations under this Agreement. Notwithstanding anything to the contrary contained herein, Arbutus is not granting to Alexion a license to Research, Develop, Manufacture or otherwise improve upon the LNPs based on Arbutus Patents or Licensed Intellectual Property or Confidential Information it has received from Arbutus; provided, that the foregoing does not restrict Alexion from conducting any such activities so long as it does not infringe any Arbutus Patents or use any Arbutus Confidential Information.
2.4    Rights in Bankruptcy    . All licenses and rights to licenses granted under or pursuant to this Agreement by Arbutus to Alexion are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. Alexion, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code and, upon commencement of a bankruptcy proceeding by or against Arbutus (or any Affiliate of Arbutus that owns or Controls Licensed Intellectual Property or Arbutus Patents) under the Code, Alexion shall be entitled to a complete duplicate of, or complete access to (as Alexion deems appropriate), any such Intellectual Property and all embodiments of such Intellectual Property.
2.5    Contractors    . Notwithstanding Sections 2.1 and 2.2, Alexion may utilize Permitted Contractors to perform its obligations in accordance with this Agreement; provided that Alexion shall not share Arbutus’ Confidential Information with any Permitted Contractor unless Alexion and its Permitted Contractor shall have executed a binding agreement which contains  obligations of confidentiality, non-use, and invention assignment consistent with and at least as protective of Arbutus’ rights as the provisions of this Agreement.
ARTICLE III – SCOPE OF COLLABORATION
3.1    Arbutus Exclusivity    . During the Term, Arbutus and its Affiliates shall not alone or with any Third Party, directly or indirectly (including through the grant of rights to a Third Party), research, develop, make, use, sell, offer for sale, import or otherwise exploit any LNP-mediated product comprising mRNA, RNAi, protein, antibody, small molecule compound or other biological, chemical molecule or other molecule (i) that codes for, directly binds to or directly modulates the Licensed Target or (ii) for any use to treat or prevent the Alexion Disease Area.
3.2    Joint Steering Committee    .
(a)    The Parties hereby establish a Joint Steering Committee (the “JSC”), consisting of an equal number of members appointed by each Party, which number of members shall not exceed two (2) from each Party, to oversee the conduct of activities under the Research Plan and make any amendments thereof, subject to the terms set forth herein. Each member of the JSC shall have the appropriate expertise to oversee the Parties’ performance of their respective obligations under this Agreement. The initial JSC members shall be designated by each Party within fifteen (15) days after the Effective Date. Each Party shall have the right, at any time and from time to time, to designate a replacement, on a permanent or temporary basis, for any or all of its previously designated members of the JSC.
(b)    The JSC shall meet at least twice per Calendar Year (or more frequently as the Parties may agree) on such dates and at such times as the Parties may agree; provided, however, that the first meeting of the JSC must occur within thirty (30) days of the Effective Date. The Parties shall agree in advance on a written agenda for each meeting of the JSC. The regularly scheduled JSC meetings shall take place in person or telephonically as determined by the Parties, but shall include at least one (1) in-person meeting per Calendar Year. The members of the JSC may also convene or be polled or consulted from time to time by means of telephone conference, video conference, electronic mail or correspondence and the like, as the Parties deem necessary. Minutes of any meeting of the JSC shall be promptly issued to the Parties following each meeting, and the Parties shall use Commercially Reasonable Efforts to agree as to the specific text of such minutes within thirty (30) days of issuance.
(c)    JSC Disputes.
(i)    Within the JSC. All decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible, within thirty (30) days after a Party affirmatively states that a decision needs to be made, either Party may elect to submit such issue first to the Parties’ Alliance Managers and, if still unresolved, to the Parties’ Executive Officers, in accordance with subsection (ii) below.
(ii)    Referral to Alliance Managers; Executive Officers. If a Party makes an election under subsection (i) to refer a matter to the Alliance Managers, the JSC will submit in writing the respective positions of the Parties to their respective Alliance Managers. Such Alliance Managers will use good faith efforts to promptly resolve such matter. If the Alliance Managers are unable to reach consensus on any such matter within fifteen (15) days after its submission to them, such matter will be escalated to the Parties’ Executive Officers. Each Party’s Alliance Manager will submit in writing the position of the Party it represents to the Executive Officer of such Party. The Executive Officers will use good faith efforts to promptly resolve such matter within fifteen (15) days after the Alliance Managers’ submission of such matter to them. If the Executive Officers are unable to reach consensus on any such matter within fifteen (15) days after its submission to them, the matter will be decided by Alexion; provided, that no decision by Alexion on such matters may require Arbutus to perform any activities or other work under this Agreement that would differ materially from activities expressly required, or otherwise contemplated, to be performed by Arbutus under this Agreement or may otherwise conflict with this Agreement. For clarity, such limitation on Alexion’s decision-making authority shall not restrict the control of the timing of commencing, or sequencing, of any research or formulation development activities nor the reduction or increases of any FTEs working on such activities (in accordance with the Research Plan).

(d)    Each Party shall be responsible for the costs of its representatives on the JSC, including all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the JSC.
(e)    Notwithstanding anything to the contrary herein, neither the JSC nor any member of the JSC, in such capacity shall be empowered to change or waive the terms or conditions of this Agreement.
(f)    Each Party will appoint an individual (from the Party or from an Affiliate of such Party) to act as the first point of contact between the Parties with regard to questions relating to this Agreement or the overall relationship between the Parties (each an “Alliance Manager” and collectively the “Alliance Managers”). The Alliance Managers will: (i) use good faith efforts to attend all meetings of the JSC; and (ii) facilitate the resolution of any issue on which the JSC is unable to reach consensus, in accordance with Section 3.2(c)(ii).
3.3    Formulation Development    .
(a)    Arbutus shall perform process and formulation development with Alexion’s mRNA payload and Alexion shall perform efficacy and tolerability studies in rodents and non-human primates. Details of the formulation development work to be done by Arbutus shall be provided in the Research Plan. Arbutus shall not provide an LNP Formulation that is claimed and Covered by any of the Excluded Arbutus Patents.
(b)    Alexion shall reimburse Arbutus for costs incurred during the formulation development period as follows: (i) materials utilized during the formulation development at cost, (ii) time spent by personnel working on the formulation development at the FTE Rate in accordance with the Research Plan; and (iii) out-of-pocket expenses paid by Arbutus.
(c)    Arbutus shall not, and shall cause its Affiliates to not, (i) use any mRNA material, including mRNA API and/or payload, provided by or on behalf of Alexion (“mRNA Material”) for any activity other than as set forth in this Agreement, including in the Research Plan; (ii) transfer any mRNA Material to any Person without Alexion’s prior written consent; or (iii) modify, analyze, deconstruct or reverse engineer any mRNA Material to determine the structure, sequence or composition of such mRNA Material (including to develop any Know How or other Intellectual Property directed to or otherwise pertaining to any mRNA Material, including the chemical modification of any mRNA Material embodied by such mRNA Material or details of any polypeptide arising from the expression of any mRNA Material).
3.4    Product Research    .
(a)    The Parties shall prepare a Research Plan (the “Research Plan”) that describes: (i) the activities to be undertaken during the Term; (ii) the Party(ies) responsible for each activity; (iii) the deliverables; (iv) a budget for the activities to be performed; and (v) a timeline. An initial copy of the Research Plan is attached hereto as Exhibit B. Any material amendment to the Research Plan shall require the approval of the JSC. Both Arbutus and Alexion shall undertake research studies as set forth in the Research Plan.
Alexion shall reimburse Arbutus for costs incurred during the Product research period as follows: (i) any materials utilized during the Manufacture of any Products at cost plus [***], and (ii) subject to Alexion’s prior consent, external consultants or services employed by Arbutus in the Manufacture of Products at cost, and (iii) time spent by personnel working on Product development activities set forth in Section 3.5 at the FTE Rate as provided in the Research Plan. The costs of such activities shall not exceed the budgets set forth in the Research Plan without the prior approval of the JSC.
(b)    Within 30 days after each month, Arbutus shall provide Alexion with an invoice of reimbursable costs incurred while executing the Research Plan during such month and Alexion shall pay to Arbutus the invoiced amounts within 30 days of receipt thereof.
3.5    Development Responsibilities    . For each Product, Arbutus shall:
(a)    identify the final LNP Technology formulation to be used with the specified payload; and
(b)    produce formulated material for exploratory and comparative studies including:
(i)    Manufacture, either at Arbutus or a qualified CMO, Product for GLP toxicology studies;
(ii)    at the request, and subject to the approval, of Alexion, prepare Chemistry, Manufacturing and Control sections of IND/IMPD (Investigational Medicinal Product Dossier)/BLA/MAA/NDA submissions for the Product and provide subject matter expert support to answer any questions from Regulatory Authorities in a timely manner; and
(iii)    to the extent requested by Alexion, manage or perform Manufacturing process development.
(c)    at the request of Alexion, transfer all Manufacturing Know-How to Alexion or a Third Party CMO designated by Alexion and support Alexion in the establishment and validation of an alternative facility for the Manufacture of the Product (the “Manufacturing Facility”) as follows:
(i)    transfer all tangible embodiments of all Manufacturing Know-How, where “Manufacturing Know-How” means (A) all Know-How used by Arbutus and its Affiliates (or their contractors) sufficient to Manufacture the Product; and (B) any other Know-How that is required to Manufacture the Product in compliance with GMP requirements, including the identity, amounts and assurance quality of ingredients, the manufacturing processes and controls, specifications, technology, inventions, assays, quality control and testing procedures, and batch records; and
(ii)    provide technical assistance to implement the processes for the Manufacture of the Product, including the procurement and installation of any process and analytical equipment. Such assistance shall, at the request of Alexion, be provided by providing additional documentation, telephone or on-site visits. Alexion shall reimburse Arbutus for all travel expenses reasonably incurred at the request of Alexion;
(iii)    at the request of Alexion, provide such on-site technical assistance necessary for the installation, startup and validation of the Manufacturing Facility and Manufacture of Product. Alexion shall reimburse Arbutus for all travel expenses reasonably incurred at the request of Alexion and for all such assistance under Section 3.5(c)(ii) and (iii) exceeding [***] at the FTE Rate;
3.6    Manufacturing and Supply Agreement    . The parties will negotiate in good faith a manufacturing and supply agreement upon the request of the JSC.
ARTICLE IV – FINANCIAL PROVISIONS
4.1    Upfront Payment    . On or before the thirtieth (30th) day following the date of an invoice issued on or after the Effective Date, Alexion shall make a one-time fully-earned, non-refundable and non-creditable payment to Arbutus in the amount of US $7,500,000 as partial consideration for the rights granted under this Agreement.
4.2    Development Milestone Payments.
(a)    Subject to the terms and conditions of this Agreement (including subsections (b) and (c) below), in consideration of the grant of the license in Section 2.1, Alexion shall pay to Arbutus the one-time Development Milestone Payments (as defined below) upon achievement of the corresponding development milestones (as set forth below, each a “Development Milestone”) for the first Product. If the first Product fails to progress through all Development Milestones, the second Product shall be subject to one-time Development Milestone Payments upon achievement of the remaining Development Milestones not yet achieved by the previous Product. Alexion shall provide written notice to Arbutus of the occurrence of each Development Milestone within five (5) Business Days of confirmation of its occurrence, and pay the indicated Development Milestone payment amount (each a “Development Milestone Payment”) to Arbutus within thirty (30) days after receipt of an invoice from Arbutus following the occurrence of the applicable Development Milestone as follows:

Development Milestone	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Development Milestone Payments for Development Milestones achieved in any country by a Product will be paid only if the sale of such Product would, but for the license granted under this Agreement, infringe a Valid Claim of an Arbutus Patent or Arbutus Background Patent within the Licensed Intellectual Property in the United States, each of the EU5 Countries or Japan at the time such Development Milestone is achieved had there been a sale of such Licensed Product in such territories on the date the Development Milestone was achieved. If the above Valid Claim criteria is not met at the time of reaching such Development Milestone, then the corresponding Development Milestone Payment will be paid retroactively if and when the criteria is achieved.
(c)    If one or more Development Milestones set out in Section 4.2(a) are skipped for any reason (e.g., a Phase II Study was conducted as part of a Phase I Study or an application for Regulatory Approval is filed after completion of a Phase II Study), the Development Milestone Payment for such skipped Development Milestone shall be due at the same time as the Development Milestone Payment for the next achieved Development Milestone. The Development Milestone Payments described above shall be payable only once in relation to each Product that achieves Regulatory Approval.
4.3    Commercial Milestone Payments    .
(a)    Subject to the terms and conditions of this Agreement, in further consideration of the licenses and rights granted to Alexion hereunder, upon first achievement by Alexion, its Affiliates and/or Sublicensees of each of the commercialization milestones for Products directed against the Licensed Target set forth below (each, a “Commercial Milestone”), the corresponding one-time, non-refundable and non-creditable Commercial Milestone payment amounts (each, a “Commercial Milestone Payment”) shall be payable by Alexion to Arbutus as follows:

Commercial Milestone	Commercial Milestone Payment
First time that worldwide Net Sales in a Calendar Year are in excess US [***]	[***]
First time that worldwide Net Sales in a Calendar Year are in excess US [***]	[***]
First time that worldwide Net Sales in a Calendar Year are in excess US [***]	[***]

(b)    Each Commercial Milestone Payment shall be due to Arbutus as of the first achievement by Alexion, its Affiliates and/or Sublicensees of the corresponding Commercial Milestone for a Product. For the avoidance of doubt: (i) each Commercial Milestone Payment shall be payable only on the first occurrence of the Commercial Milestone; and (ii) none of the Commercial Milestone Payments shall be payable more than once in respect of any Product, regardless of how many times such Product achieves the corresponding Commercial Milestone.
4.4    Royalty Payments    . In consideration of the grant of the license in Section 2.1, Alexion shall pay to Arbutus a royalty equal to [***] of Net Sales (the “Royalty”). Following expiry of the Royalty Payment Term in respect of any Product or country (i) the licenses granted to Alexion with respect to such Product and country become fully paid-up, sublicensable (subject to Section 2.2(a)), royalty-free, exclusive, transferable, perpetual and irrevocable licenses and (ii) the obligation of Alexion to pay any Royalties or Commercial Milestones with respect to sales of Products in such country shall terminate. Without the limiting the definition of the Royalty Payment Term, it shall be deemed to expire upon the expiration of all Valid Claims of Patents within the Licensed Intellectual Property that exist in such country and Cover the composition of matter or a method of use of such Product if a Third Party is selling in such country a substantially similar product.
4.5    Royalty Reports; Expense Reports; Records and Audits    .
(a)    Within sixty (60) days after the end of each calendar quarter during the Royalty Payment Term, Alexion shall provide to Arbutus a written report (in electronic form) that includes, for each calendar quarter, on a Product-by-Product basis, (i) the gross invoiced sales and the Net Sales of any such Product, and (ii) the calculated amount of the Royalty owed by Alexion to Arbutus in respect of the sale of such Product.
(b)    Until the third anniversary of the date any book or record is created or such longer period required by Applicable Laws (the “Record Retention Period”), Alexion shall maintain and retain complete and accurate books of account and records covering all transactions relating to payment of amounts that may be due under Article IV of this Agreement. Upon the reasonable advance notice of Arbutus (of at least ten (10) days), Alexion shall make such books and records available for inspection and audit by Arbutus’ authorized representative (which shall be a national certified public accounting firm designated by Arbutus and reasonably acceptable to Alexion), subject to reasonable precautions to protect the Confidential Information of Alexion. Such examinations may not be conducted more than once in any twelve (12) month period and going back only during the Record Retention Period after receipt of the respective invoice and report. All audits must be conducted during normal business hours of Alexion and conducted in a manner so as to minimize the impact on the normal operations of Alexion. The accounting firm conducting any such audit must provide a report of its findings of any such audit to both Parties, may only identify in such report whether the amount of Royalties paid was correct and the actual amount of Royalties payable and may not disclose any other Confidential Information of Alexion. The auditor’s report and all other information disclosed to the auditor or generated by the auditor in such audit shall be the Confidential Information of Alexion. Arbutus shall pay the cost of such audits unless it discovers that Alexion has underreported aggregate Royalties during the applicable examination period by an amount equal to the greater of [***], in which case the costs of such audit shall be borne by Alexion. If an audit reveals an underpayment or overpayment, the Party responsible for making payment shall promptly pay to the other Party the amount of the underpayment or overpayment discovered unpaid under this Section 4.5(b), subject to Section 4.6(d).
4.6    Payment Procedure    .
(a)    Remittance of payments under this Article IV shall be made by means of wire transfer of immediately available funds to a bank account designated in advance in writing by Arbutus. All amounts payable to Arbutus under this Agreement shall be paid in United States Dollars. With respect to Net Sales in a currency other than U.S. dollars, the Net Sales will be converted to U.S. dollars using Alexion’s then current internal foreign currency translation methodology actually used on a consistent basis in preparing its audited financial statements.
(b)    Any Development Milestone Payment or Commercial Milestone Payment owed pursuant to Section 4.2 or 4.3 shall be paid by Alexion to Arbutus within thirty (30) days (or, in the case of Commercial Milestones, 60 days) after the occurrence of the event triggering the payment of such Milestone Payment.
(c)    Any Royalty shall accrue in accordance with Section 4.4 during the applicable Royalty Payment Term. Royalty obligations that accrue during a calendar quarter shall be paid within sixty (60) days after the end of such quarter.
(d)    Any payments due from one Party to the other Party under this Article IV that are not paid within 30 days after the date such payments are due (and not being disputed in good faith) shall bear interest from the date such unpaid payments are due until paid in full at the lesser of: (i) four percent (4%) above the prime rate quoted by the Wall Street Journal (U.S., Eastern Edition) in effect on the date that such payment would have been first due, and (ii) the highest amount of interest permitted by Applicable Laws. The foregoing interest shall be in addition to any other remedies that either Party may have pursuant to this Agreement.
4.7    Taxes    . Alexion may deduct or withhold from any payments due to Arbutus amounts for payment of any withholding taxes that are required by law to be paid to any Governmental Authority with respect to such payments. Alexion will give proper evidence from time to time as to the payment of any such tax. Arbutus will provide Alexion all necessary documents and correspondence, and will also use reasonable efforts to provide to Alexion any other cooperation or assistance on a reasonable basis as may be necessary to enable Alexion to claim exemption from such deduction or withholding taxes. The Parties will cooperate with each other in seeking relief or reduction in the deduction or withholding of any tax under any double taxation or other similar treaty or agreement from time to time in force and in seeking to receive a refund of any withholding tax or to claim a foreign tax credit.
ARTICLE V –     ADDITIONAL OBLIGATIONS
5.1    Obligations of Alexion    . Alexion shall use Commercially Reasonable Efforts to Develop and Commercialize at least one Product directed to each Licensed Target in the Territory.
5.2    Ownership of Approvals, INDs and Registration Filings    . Alexion shall be responsible for, and shall have the decision-making authority in respect of, preparing, determining final content, prosecuting and maintaining in its name INDs and any Regulatory Approvals for Products in the Field under this Agreement. Alexion shall own, in their entirety, (i) all non-clinical and clinical data and reports related to any Product, including those arising from clinical trials conducted for any Product, and (ii) all Regulatory Approvals and applications therefor, including INDs, BLAs and other regulatory filings, related thereto.
5.3    Regulatory Authority Communications    . Alexion shall be solely responsible for initiating and responding to any communications related to any Product from any Regulatory Authority, including meetings with any Regulatory Authorities.
5.4    Compliance with Law; Further Assurances    . Both Arbutus and Alexion, and their respective Affiliates, shall perform their respective obligations under this Agreement in compliance with Applicable Laws. The Parties shall cooperate with each other to provide all reasonable assistance and take all actions that are necessary to comply with any Applicable Laws in connection with their respective Regulatory Authority obligations in relation to a Product under this Agreement. In addition, the Parties shall work together in good faith to develop such necessary regulatory strategies which may be required for purposes of this Agreement.
5.5    Regulatory Authority Inspections    . If a Regulatory Authority desires to conduct an inspection or audit of any facility in which any Development or Manufacturing activities are being carried out under this Agreement by or on behalf of Arbutus or any data generated in the conduct of activities under this Agreement by or on behalf of Arbutus, then (i) the Party receiving notice of such inspection or audit shall promptly notify the other Party of such inspection or audit, and (ii) Arbutus shall (A) cooperate with such Regulatory Authority during such inspection or audit, (B) shall immediately update the Alexion during (in the case of multi-day inspections or audits) and following such inspection or audit of any information relating to Products, (C) shall promptly provide to Alexion the inspection or audit observations of such Regulatory Authority relating to such activities or data; provided, that Arbutus shall have the right to redact any material from such inspection or audit observations that do not relate to the Products, (D) shall prepare the response to any such observations, (E) shall provide a copy of such planned response to Alexion to the extent it relates to the Product, shall consult with Alexion concerning the response of Arbutus to each such communication and, if such response affects the product specifications or any Regulatory Approval (or Alexion’s obligations to comply with any legal requirements), such response shall be subject to Alexion’s approval, and (F) shall conform its activities under this Agreement to any commitments made in such a response.
ARTICLE VI –     INTELLECTUAL PROPERTY
6.1    Ownership    .
(a)    Subject to the licenses granted by Arbutus herein, Arbutus is and shall at all times remain the sole and exclusive owner of:
(i)    all Licensed Intellectual Property,
(ii)    its Confidential Information,
(iii)    Intellectual Property that (A) is an improvement or enhancement of any LNP Technology included in the Licensed Intellectual Property relating solely to LNP components or formulations, but not the mRNA encoding the Licensed Target (the “LNP Payload”), and (B) that is created, conceived or reduced to practice in the performance of activities conducted under this Agreement by Arbutus or jointly with Alexion (collectively, the “Arbutus Improvement IP”), and
(iv)    data and results relating solely to LNP components or formulations, but not the LNP Payload.
Nothwithstanding the foregoing, (A) Arbutus Improvement IP does not include the Product Intellectual Property or Intellectual Property directed solely to LNP Payloads (“Payload Intellectual Property”) and (B) in no event shall Arbutus seek a Patent that includes claims directed to Product Intellectual Property or Payload Intellectual Property. Alexion shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to ensure that all right, title and interest in the Arbutus Improvement IP is effectively transferred to and held by Arbutus.
(b)    Alexion is and shall at all times remain the sole and exclusive owner of (i) Alexion’s Confidential Information, (ii) all data, results and other Intellectual Property generated, created, conceived or reduced to practice solely or jointly by Alexion in connection with the research, development, manufacture or commercialization of a Product, and (iii) all Product Intellectual Property and Payload Intellectual Property (“Alexion IP”). For the purpose of clarity, in no event shall Alexion seek a patent including claims to Arbutus Improvement IP. Arbutus shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to ensure that all right, title and interest in the Alexion IP is effectively transferred to and held by Alexion.
(c)    Except as set forth in Section 6.1(a) and (b) above:
(i)    inventorship of Intellectual Property conceived, reduced to practice or otherwise created in the performance of activities conducted under this Agreement shall be determined by the inventorship laws of the United States;
(ii)    all data, results and inventions generated, conceived, reduced to practice or otherwise created solely by employees, consultants or contractors of Arbutus in the performance of activities conducted under this Agreement shall be owned by Arbutus (the “Arbutus Sole IP”);
(iii)    all data, results and inventions generated, conceived, reduced to practice or otherwise created solely by employees or Permitted Contractors of Alexion in the performance of activities conducted under this Agreement shall be owned by Alexion and included within Alexion IP; and
(iv)    all data, results and inventions generated, conceived, reduced to practice or otherwise created jointly by employees, consultants or contractors of Arbutus and by employees or Permitted Contractors of Alexion in the performance of activities conducted under this Agreement shall be owned jointly by the Parties (“Joint IP”).
(d)    Each Party shall have an undivided interest in Joint IP, and any ownership rights therein may be transferred, in whole or in part, by each Party (unless otherwise prohibited by this Agreement and subject to any licenses thereunder granted under this Agreement); provided, however, that (i) each Party agrees not to transfer any of its ownership interest in any of the Joint IP without securing the transferee’s written agreement to be bound by the terms of this Section 6.1(d) and (ii) nothing in this Article VI shall relieve a Party or its Affiliates of their obligations under Article VII with respect to Confidential Information of any Party provided by the other Party or such other Party’s Affiliates. Neither Party hereto shall have the duty to account to the other Party for any revenues or profits obtained from any transfer of its interest in, or its use, sublicense or other exploitation of, the Joint IP outside the scope of this Agreement. The provisions governing Joint IP set forth in this Section 6.1(d) shall survive the expiration or termination of this Agreement. To the extent necessary to effect the intent of this Section 6.1(d) and subject to any exclusive licenses granted hereunder, each Party grants to the other Party a nonexclusive, royalty-free, worldwide, sublicensable license under such Party’s interest in the Joint IP, and all intellectual property rights therein, to make, use, sell, offer for sale and import the relevant Joint IP, for all purposes.
(e)    Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right, title or interest in or to any other Intellectual Property or Confidential Information of the other Party, whether by implication, estoppel or otherwise, including any items Controlled or developed by the other Party, or delivered by the other Party, at any time pursuant to this Agreement.
6.2    Prosecution and Maintenance of Patents    .
(a)    Arbutus shall have the sole right and responsibility, in its sole discretion and at its sole cost and expense, to file, prosecute, maintain or abandon patent protection in the Territory for Arbutus Patents, or any Patents that are part of the Arbutus Improvement IP and the Arbutus IP, including patent term extensions and defending opposition, re-examination, post-grant review and similar proceedings. Arbutus will notify Alexion of all material developments and all actions to be taken in connection with prosecuting and maintaining the Arbutus Patents that Cover any Product and provide Alexion with copies of all material filings or responses to be made to the patent authorities with respect to such Arbutus Patents and all other material submissions and correspondence with any patent authorities regarding such Arbutus Patents in sufficient time to allow for review and comment by Alexion. Alexion will offer its comments or proposals, if any, promptly, and Arbutus will not unreasonably reject any such comments and proposals.
(b)    Alexion shall have the sole right and responsibility, in its sole discretion and at its sole cost and expense, to file, prosecute, maintain or abandon patent protection in the Territory for any Patent that is part of the Alexion IP, including patent term extensions and defending opposition, re-examination, post-grant review and similar proceedings.
(c)    Subject to Section 6.2(d), Alexion, by counsel it selects to whom Arbutus has no reasonable objection, in consultation with Arbutus, shall be responsible for the preparation, filing, prosecution and maintenance of the Patents Covering Joint IP in the countries selected by Alexion in consultation with Arbutus. Alexion shall provide Arbutus with access to all substantive documentation, filings and communications to or from the respective patent offices in the Territory with respect to the Joint Patents at reasonable times and on reasonable notice of at least 10 Business Days. Alexion shall confer with and keep Arbutus reasonably informed regarding the status of such activities.
(d)    In the event that Alexion desires to abandon, withdraw or otherwise discontinue the maintenance or prosecution of the Joint Patents in the Territory, Alexion shall provide reasonable prior written notice to Arbutus of such intention (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Patents with the applicable patent office) and Arbutus shall have the right, but not the obligation, to assume, at its expense, responsibility for the prosecution and maintenance thereof.
(e)    Except as provided in subsection (d), all out-of-pocket costs and expenses incurred in the preparation, filing, prosecution and maintenance of any Patent that Covers Joint IP in the Territory shall be shared equally by the Parties.
6.3    Third-Party Infringement of Arbutus Patents and Joint Patents    .
(a)    Each Party shall use reasonable efforts to promptly report in writing to the other Party during the Term any known or suspected commercially relevant infringement by a Third Party of any of the Arbutus Patents or Joint Patents by a Third Party making, using or selling a Product of which such Party becomes aware and provide the other Party with all evidence in its possession supporting or relating to such infringement.
(b)    Arbutus shall have the first right to initiate an infringement or other appropriate suit with respect to infringements or suspected infringements of any of the Arbutus Patents by a Third Party making, using or selling a Product (“Infringement Action”), or to take such other actions as Arbutus, in its sole discretion, deems appropriate with respect to such infringements or suspected infringements, all at Arbutus’ sole cost and expense, as applicable. Arbutus shall (i) notify Alexion promptly after initiating any such Infringement Action, (ii) consult closely with Alexion regarding all aspects of such Infringement Action, and (iii) permit Alexion to have an attorney of its own choosing participate in such Infringement Action. Arbutus shall not enter into any settlement or compromise in connection with an Infringement Action that would materially eliminate, diminish, or otherwise modify any right, title, or interest of Alexion in any Licensed Intellectual Property or that would require any payments, concessions, or otherwise bind Alexion, without Alexion’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. If Arbutus elects not to initiate, pursue or maintain any such Infringement Action, Arbutus shall provide Alexion with prompt written notice of the same and, thereafter, Alexion will have the right, but not the obligation, to initiate, pursue or maintain any Infringement Action Alexion deems appropriate with respect to such infringements or suspected infringements, all at Alexion’s sole cost and expense. Thereafter, Alexion shall consult closely with Arbutus regarding all aspects of such Infringement Action and permit Arbutus to have an attorney of its own choosing participate in such Infringement Action. Alexion shall not enter into any settlement or compromise in connection with an Infringement Action that would materially eliminate, diminish, or otherwise modify any right, title, or interest of Arbutus in any Licensed Intellectual Property or that would require any payments, concessions, or otherwise bind Arbutus, without Arbutus’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
(c)    Upon the request of the enforcing Party, the other Party shall cooperate with the enforcing Party in any Infringement Action by joining as a party if necessary or required by Applicable Laws.
(d)    The Parties shall share in the proceeds from any Infringement Action under Section 6.3(b), including settlements thereof (the “Proceeds”), as follows:
(i)    First, for the costs and expenses, including legal fees, that are incurred by either Party as part of or in preparation of the Infringement Action ,
(ii)    The remainder of the Proceeds shall be treated as Net Sales, with Arbutus receiving Royalties on such remainder of the Proceeds in accordance with Article IV and Alexion receiving the rest of the remainder of the Proceeds.
6.4    Defense of Claims Brought by Third Parties    . Each Party shall promptly notify the other Party if it becomes aware of any claim that Alexion’s actual use, sale or practice of Product in connection with its exercise of its license under Section 2.1 infringes, misappropriates, or otherwise violates the Intellectual Property rights of any Third Party.
ARTICLE VII –     CONFIDENTIAL INFORMATION AND PUBLICITY
7.1    Non-Disclosure of Confidential Information    . Each Party agrees that, for itself and its Affiliates, until the tenth (10th) anniversary of the termination or expiration of this Agreement, a Receiving Party shall maintain all Confidential Information of the Disclosing Party in strict confidence and shall not disclose Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below. For the avoidance of doubt, Arbutus’ Confidential Information includes LNP Technology, Arbutus Patents, Arbutus Improvement IP, and any Joint IP solely directed or relating to LNPs. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Alexion disclose any of Arbutus’ Confidential Information to any LNP Competitor, except as provided in Section 7.4.
7.2    Exceptions    . The obligations in this Article VII shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent documented proof: (i) was known to the Receiving Party or its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; (ii) is subsequently disclosed to the Receiving Party or its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; (iii) is or otherwise becomes generally available to the public or enters the public domain, either before or after it is disclosed to the Receiving Party, and such public availability is not the result, directly or indirectly, of any fault of, or improper taking, use or disclosure by, the Receiving Party or its Affiliates or anyone working in concert or participation with the Receiving Party or its Affiliates; or (iv) has been independently developed by employees or contractors of the Receiving Party or its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party. Notwithstanding the foregoing, (A) specific Confidential Information disclosed by a Disclosing Party shall not be deemed to be within any exceptions set forth in (i), (ii), or (iii) above merely because it is embraced by more general information to which one or more of those exceptions may apply, (B) no combination of information shall be deemed to be within any such exceptions unless the combination itself and its principle of operation are within the public domain and (C) disclosure of Confidential Information to Regulatory Authorities shall not constitute a public disclosure, unless such information is made available to the public by the Regulatory Authority (i.e., it shall remain Confidential Information after such disclosure). Even though Confidential Information may be within one of the exceptions described in the preceding sentence, the Receiving Party shall not disclose to Third Parties that the excepted Confidential Information was received from the Disclosing Party.
7.3    Permitted Uses; Protection    . Confidential Information of a Disclosing Party may be used by the Receiving Party in the performance of its obligations under this Agreement, including disclosures to Permitted Contractors who are bound by enforceable confidentiality agreements with terms consistent with and at least as protective as this Article VII, as otherwise expressly authorized in this Agreement or as expressly authorized by the Disclosing Party in writing. Confidential Information that is Licensed Intellectual Property may be used by Alexion subject to and in accordance with the provisions of this Agreement, to the extent applicable to Alexion’s license to Licensed Intellectual Property, including the Manufacture of the Product. Each Receiving Party shall take steps to maintain the confidentiality of the Disclosing Party’s Confidential Information that are consistent with the steps it takes to maintain the confidentiality of its own Confidential Information of a similar value, but in no event less than commercially reasonable steps; provided, however, that nothing in this Agreement shall be deemed to eliminate, restrict, or otherwise limit Alexion’s license to use such Confidential Information in accordance with the terms and conditions of this Agreement.
7.4    Permitted Disclosures    . The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances: (i) subject to the proviso below, by either Party to comply with non-patent Applicable Laws (including any securities Applicable Laws or the rules of a securities exchange in a relevant jurisdiction) and with judicial process, if such disclosure is subject to an order of the court, or with written consent of the Disclosing Party; (ii) by Alexion or its Sublicensees, only as necessary in connection with the Development, Manufacture or Commercialization of Product that use or employ Licensed Intellectual Property, including labeling requirements and disclosures in connection with obtaining Regulatory Approvals, so long as the Development, Manufacture or Commercialization of Product has been and is performed in a manner that complies with the terms and conditions of Alexion’s license to such Licensed Intellectual Property and reasonable steps are taken to maintain the confidentiality of such Confidential Information even when disclosed for such purposes; (iii) by Alexion to [***] so long as (A) such disclosure is limited to a Product development update, (B) reasonable steps are taken to maintain the confidentiality of Arbutus’ Confidential Information, (C) Alexion does not share the chemical composition of a formulation in LNPs and (D) Alexion provides Arbutus with copies of any written material provided to [***] contemporaneously with or promptly following the delivery thereof (from which Alexion may redact information that is not Arbutus’ Confidential Information); and (iv) as provided in Section 7.6 provided, however, that with respect to clause (i) where legally permissible, (a) the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosure sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, including seeking protective orders or injunctive relief, and (b) consistent with Applicable Laws, the Disclosing Party shall have the right to suggest reasonable changes to the disclosure to protect its interests, and the Receiving Party shall not unreasonably refuse to include such changes in its disclosure. Notwithstanding the foregoing, Arbutus may disclose (subject to a binding confidentiality agreement) the name of the Licensed Target (without disclosing the name of Alexion) to the extent required to comply with any target gatekeeping requirements under any agreement with a Third Party.
7.5    Press Release    . Neither Party shall issue a press release or public announcement relating to the other Party or the collaboration activities undertaken pursuant this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that (a) either Party may issue a press release or public announcement as required by Applicable Laws; and (b) nothing in the foregoing shall prevent Alexion from issuing press releases and public announcements regarding a Product that do not reference Protiva, ABUS or the LNP Technology, except that Alexion may (without Arbutus’ consent) acknowledge that Arbutus licensed to Alexion the LNP Technology and Arbutus Patents in respect of such Product. Except as otherwise provided herein, each Party agrees not to use the name, trademark, service mark, or design registered to the other Party or its Affiliates in any publicity, promotional, or advertising material, without prior written approval of the other Party.
7.6    Securities Filings    . If either Party proposes to file with the Securities and Exchange Commission, or the securities regulators of any state or other jurisdiction, a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than ten (10) Business Days (or such other period as is reasonable under the circumstances) prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 7.6 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved in writing by the other Party.
7.7    Terms of this Agreement    . Except as otherwise specifically set forth in this Article VII, without the prior consent of the other Party, neither Party shall disclose any terms or conditions of this Agreement (including any schedule or exhibit hereto) to any Third Party nor make any statement to the public regarding the execution or any other aspect of the subject matter of this Agreement (including the Development or Commercialization status of Products), except: (a) to the extent such disclosure is required by Applicable Laws or stock exchange rules or regulations and, to the extent practical, the other Party is provided with the opportunity sufficiently in advance of disclosure to review such information and seek confidential treatment thereof; (b) for customary discussions and other disclosures with and to current or prospective investors, potential acquirers, merger partners or potential providers of financing and their advisors; or (c) either Party may use the text of a statement previously approved for public dissemination by the other Party. With respect to any disclosures made pursuant to subsection (b) above, each such Third Party recipient of Confidential Information shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article VII.
ARTICLE VIII –     INDEMNIFICATION
8.1    Arbutus Indemnification    . Arbutus shall indemnify Alexion and its Affiliates, and their respective agents, directors, officers, employees, representatives, successors and permitted assigns (the “Alexion Indemnitees”) against and shall hold each of them harmless from any and all losses, costs, damages, fees or expenses (“Losses”) actually incurred or suffered by an Alexion Indemnitee to the extent arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a Third Party based on: (a) any breach of any representation, warranty or covenant by Arbutus under this Agreement; or (b) Arbutus’ or its Affiliates’ gross negligence, willful misconduct or violation of Applicable Laws. The foregoing indemnification shall not apply to the extent that any Losses are due to Alexion’s, its Affiliates’ or its Sublicensees’ gross negligence or willful misconduct or violation of Applicable Laws.
8.2    Alexion Indemnification    . Alexion shall indemnify Arbutus and its Affiliates, and their respective agents, directors, officers, employees, representatives, successors and permitted assigns (the “Arbutus Indemnitees”) against and shall hold each of them harmless from any and all Losses actually incurred or suffered by an Arbutus Indemnitee to the extent arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a Third Party based on: (a) any breach of any representation, warranty or covenant by Alexion under this Agreement; (b) Alexion’s, its Affiliates’ or its Sublicensees’ gross negligence, willful misconduct or violation of Applicable Laws; or (c) except as otherwise provided in any supply agreement between the Parties, product recall, products’ liability or similar claims based on the Development, Manufacture or Commercialization of a Product. The foregoing indemnification obligations shall not apply to the extent that any Losses are due to Arbutus’ or its Affiliates’ gross negligence or willful misconduct or violation of Applicable Laws.
8.3    Tender of Defense; Counsel    . Any Person seeking indemnification under this Article VIII (the “Indemnified Party”) agrees to give prompt notice in writing to the other Party (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action by any Third Party (a “Third Party Claim”) in respect of which indemnity may be sought under this Article VIII. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification and hold harmless obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control and appoint lead counsel reasonably satisfactory to the Indemnified Party for such defense by written notice to the Indemnified Party within twenty (20) calendar days after the Indemnifying Party has received notice of the Third Party Claim, in each case at its own expense; provided, however, that the Indemnifying Party must use commercially reasonable efforts to conduct the defense of the Third Party Claim in a manner designed to protect the rights of the Indemnified Parties, and otherwise conduct such defense actively and diligently, thereafter in order to preserve its rights in this regard. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of one counsel retained by the Indemnified Party if: (a) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation; (b) the Third Party Claim seeks an injunction or equitable relief against an Indemnified Party or any of its Affiliates; or (c) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim. Each Indemnified Party shall obtain the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned, before entering into any settlement of a Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to enter into or approve any settlement of a Third Party Claim without the consent of the Indemnified Party (which may be withheld in its sole discretion), if the settlement (i) does not expressly unconditionally release all applicable Indemnified Parties and their Affiliates from all Losses with respect to such Third Party Claim, (ii) imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (iii) involves any admission of criminal or similar liability, or (iv) involves any monetary damages that may not be fully covered by the Indemnifying Party. In the event that the Indemnifying Party fails to assume the defense of the Third Party Claim in accordance with this Section 8.3, (1) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, and (2) the Indemnifying Party shall remain responsible for any Losses of the Indemnified Party as a result of such Third Party Claim. In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with this Section 8.3, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by such Indemnified Party. Notwithstanding anything herein to the contrary, in circumstances where there is a conflict of interest that would reasonably make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled to employ separate counsel, that is reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel. Each Party shall cooperate, and cause their respective Affiliates to cooperate in all reasonable respects, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, all at the expense of the Indemnifying Party.
ARTICLE IX –     TERM AND TERMINATION
9.1    Term    . The term of this Agreement shall begin on the Effective Date and, unless terminated earlier as provided herein, shall continue indefinitely (the “Term”). Following expiry of the Royalty Payment Term in respect of any Product or country, Alexion shall have the paid-up licenses described in Section 4.4.
9.2    Termination for Material Breach    . If either Party commits a material breach of any of its obligations under this Agreement in respect of any Product, and such breach or default continues without cure for a period of ninety (90) days after delivery by the other Party of written notice reasonably detailing such breach or default, then the other Party shall have the right to terminate this Agreement in respect of such Product only, with immediate effect, by giving written notice to the breaching Party. The Parties shall retain all rights and remedies (at law or in equity) in respect of any breach hereof.
9.3    Termination for Abandonment by Alexion    . If Alexion or its Affiliates or Sublicensees fail to undertake any material activity (i.e., no material investment in the program, no material regulatory applications filed, no material correspondence or other material interactions seeking clinical trial advancement, or no clinical trial initiation or progressing of clinical trials) to further the Development or Commercialization of any Product for a period greater than nine (9) consecutive months, Arbutus will have the right to terminate this Agreement upon written notice to Alexion specifying in reasonable detail the basis for such claim (such notice, the “Abandonment Notice”); provided, that, (a) within fifteen (15) days of receipt of an Abandonment Notice, Alexion will have the right to request a meeting with Arbutus to discuss Arbutus’ abandonment claim, (b) following such meeting, if the Parties are unable to reach agreement on whether abandonment under this Section 9.3 occurred prior to the Abandonment Notice, either Party may refer the matter for dispute resolution in accordance with Section 3.2(c)(ii), provided, if no consensus is reached following the dispute resolution procedure set forth in Section 3.2(c)(ii), the matter will not be decided by Alexion but by an Adjudicator; and (c) the termination of this Agreement shall not be effective until such Adjudicator has determined that such abandonment has occurred.
9.4    Challenges of Arbutus Patents or Joint Patents    . If Alexion or any of its Affiliates or Sublicensees directly or indirectly and voluntarily commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts in writing (to Arbutus or any of its Affiliates or to the U.S. Patent and Trademark Office) any claim challenging or denying the validity of any of the Arbutus Patents, Arbutus shall have the right to give notice to Alexion (which notice must be given, if at all, within ninety (90) days after Arbutus’ CEO or General Counsel first learns of the foregoing) that the licenses granted by Arbutus to Alexion hereunder to such Arbutus Patent(s) shall terminate ninety (90) days following Alexion’s receipt of such notice, and, unless Alexion or its Affiliates or Sublicensees, as applicable, withdraw or cause to be withdrawn all such challenge(s) within such ninety-day period, such licenses to such Arbutus Patent shall so terminate; provided that if such action, proceeding or assertion is made by a Sublicensee, the license shall only terminate with respect to the sublicense granted to such Sublicensee. Neither Alexion’s, its Affiliates’, a Sublicensee’s, or any of their employees’ participating in or appearing in any such action, proceeding or claim as a result of receiving a subpoena or other court order requiring such participation or appearance shall give rise to a right for Arbutus to terminate as set forth in this Section 9.4. Notwithstanding the foregoing, nothing in this Section 9.4 shall apply to, or prevent or limit Alexion or its Affiliates from engaging in any way in, (i) any claim, demand, action or cause of action brought by or on behalf of Arbutus or any of its Affiliates, (ii) making any counterclaims in any action, (iii) participating in any process, action or proceeding initiated by or on behalf of Arbutus or any of its Affiliates, or (iv) participating in any process, action or proceeding, including any post-grant review, interference, re-examination, opposition or other proceeding, initiated against any Patent owned by or licensed to Alexion or any of its Affiliates.
9.5    Rights in Bankruptcy    . Each Party (the “Insolvent Party”) shall promptly notify the other Party (the “Solvent Party”) in writing upon the initiation of any proceeding in bankruptcy, reorganization, dissolution, liquidation or arrangement for the appointment of a receiver or trustee to take possession of the assets of the Insolvent Party or similar proceeding under law for release of creditors by or against the Insolvent Party or if the Insolvent Party shall make a general assignment for the benefit of its creditors. To the extent permitted by Applicable Laws, if the applicable circumstances described above shall have continued for ninety (90) days undismissed, unstayed, unbonded and undischarged, the Solvent Party may terminate this Agreement upon written notice to the Insolvent Party at any time. If Arbutus is the Insolvent Party, the rights and remedies granted to Alexion (as the Solvent Party) pursuant to this Section 9.5 shall be in addition to, and not in lieu of, Alexion’s rights and remedies under Section 2.4.
9.6    Consequences of Termination; Survival    .
(a)    In the event this Agreement is properly terminated in accordance with its terms, then each Party’s rights and licenses under the Licensed Intellectual Property shall terminate upon the effective date of such termination; provided, however, that if this Agreement is properly terminated in accordance with its terms in respect of one or more Products, then each Party’s rights and licenses under the Licensed Intellectual Property shall terminate upon the effective date of such termination in respect of such Product only and this Agreement shall continue in effect in respect of all other Products. Termination of this Agreement (in whole or in part) shall not relieve the Parties of any obligation accruing prior to or upon such expiration or termination and the provisions of this Section 9.6 and Article I (Definitions), Article VI (Intellectual Property), Article VII (Confidential Information and Publicity), Article VIII (Indemnification), and Sections 10.2-10.16 (Miscellaneous) shall survive any expiration or termination of this Agreement.
(b)    If Alexion terminates this Agreement pursuant to Section 9.2 in respect of any Product, it may elect to continue the rights and licenses under the Licensed Intellectual Property granted to Alexion pursuant to Section 2.1 in respect of such Product (and any sublicenses granted by Alexion in respect thereof) shall continue in full force and effect subject to the payment obligations of Alexion set forth in Article IV; provided, that any future milestone and Royalty payments will be reduced by [***] until such time as Alexion shall have fully recovered all Losses in respect of the applicable material breach by Arbutus.
(c)    On the effective date of termination of this Agreement between the Parties, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof (except for one archival copy to be retained solely for the purpose of confirming which information to hold in confidence hereunder).
(d)    The termination by Arbutus of the rights granted to Alexion under Article II in respect of any specific Product(s) in any specific country(ies) shall be without prejudice to Arbutus’ right to receive:
(i)    all payments from Alexion accrued under this Agreement as of the effective date of termination, which, costs shall include Arbutus’ reasonable and necessary non-cancelable obligations to Third Parties actually incurred by Arbutus in the performance if its obligations under this Agreement prior to the date of notice of termination; and
(ii)    within thirty (30) days after the effective date of such termination, a written report from Alexion detailing the amount of Product(s) that Alexion, its Affiliates, Sublicensees and sub-Sublicensees then have completed on hand, the sale of which would, but for the termination, be subject to Royalty.
9.7    Remedies    . The Parties acknowledge and agree that, in the event of a breach or a threatened breach by either Party of this Agreement for which it shall have no adequate remedy at law, the other Party may suffer irreparable damage and, accordingly, may be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, in addition to any other remedy they might have at law or at equity. In the event of a breach or threatened breach by a Party of any such provision, the other Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which the other Party may be entitled in law or equity.
ARTICLE X –     MISCELLANEOUS
10.1    Representations and Warranties    .
(a)    Mutual Representations and Warranties by Arbutus and Alexion.
(i)    Each Party hereby represents and warrants to the other Party as of the Effective Date that:
(a)    it is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used, and to enter into and perform its obligations under this Agreement;
(b)    the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Party and its Board of Directors or other governing body and no consent, approval, order or authorization of, or registration, declaration or filing with any Third Party or Governmental Authority is necessary for the execution, delivery or performance of this Agreement;
(c)    this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to (A) Applicable Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Applicable Laws governing specific performance, injunctive relief and other equitable remedies;
(d)    such Party shall perform its obligations herein in compliance with all Applicable Laws; and
(e)    neither such Party nor any of its Affiliates or their employees have ever been (i) convicted of a crime for which a Person can be debarred under Section 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992 or under 42 U.S.C. Section 1320-7 or (ii) sanctioned by, suspended, excluded or otherwise ineligible to participate in any federal health care program, including Medicare and Medicaid or in federal procurement or non-procurement programs. If at any time this representation and warranty is no longer accurate, Arbutus or Alexion, as the case may be, shall immediately notify the other of such fact.
(b)    Arbutus Representations, Warranties, and Covenants. Arbutus hereby represents, warrants, and covenants to Alexion that:
(i)    as of the Effective Date, Arbutus has no actual knowledge that the Manufacture, use, sale and import of Licensed Intellectual Property, including as may be used in a Product, infringes, misappropriates or otherwise violates any issued Patent or other Intellectual Property right of any Third Party anywhere in the Territory;
(ii)    neither Arbutus nor any of its Affiliates has assigned, transferred, conveyed or otherwise encumbered, nor during the Term shall assign, transfer, convey or otherwise encumber, its right, title and interest in the Arbutus Patents, Confidential Information and other Licensed Intellectual Property either owned by or exclusively licensed to Arbutus as of the Effective Date in a manner that conflicts with any rights granted to Alexion hereunder;
(iii)    Arbutus has not, and will not following the Effective Date (A) grant any rights that are inconsistent with the rights granted to Alexion herein or (B) take any action that would prevent it from granting the rights granted to Alexion under this Agreement, or that would otherwise materially conflict with or adversely affect Alexion’s rights under this Agreement;
(iv)    Arbutus solely Controls all Patents listed in Exhibit A;
(v)    as of the Effective Date, all Intellectual Property that is owned or licensed by Arbutus and which is necessary or useful to Research and Develop Products is Controlled by Arbutus, other than commercially available software and commercially available laboratory materials. Following the Effective Date, Arbutus will not enter into any agreement with any Affiliate or Third Party that would conflict with the grant of the licenses and other rights to Alexion hereunder to the Licensed Intellectual Property;
(vi)    Arbutus has not received, and is not aware of, any claims or allegations that a Third Party has any right or interest in or to any Arbutus Patent or any other Licensed Intellectual Property or that any Third Party claims or alleges that such Arbutus Patents are invalid or unenforceable; and
(vii)    Arbutus has not received, nor is it aware of, any claims or allegations that practice of the Licensed Intellectual Property infringes or misappropriates any Intellectual Property rights of any Third Party.
(a)    Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY INTELLECTUAL PROPERTY, PRODUCTS, GOODS, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OR VALIDITY OF PATENTS WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT SHALL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY SUCH PRODUCT SHALL BE ACHIEVED.
10.2    Force Majeure    . Except with respect to payment obligations, a Party shall neither be held liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by any Governmental Authority or any other Party, and such affected Party promptly begins performing under this Agreement once such causes have been removed.
10.3    Consequential Damages    . UNDER NO CIRCUMSTANCES WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY WITH RESPECT TO THIS AGREEMENT, AND THE ACTIVITIES CONTEMPLATED HEREBY, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR SIMILAR DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE AND REGARDLESS OF THE CAUSE OF ACTION FROM WHICH THEY ARISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.3 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OF A PARTY OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE VII.
10.4    Assignment    . Neither Party shall assign any of its rights and obligations hereunder without the prior written consent of the other Party, except (a) to a purchaser of all or substantially all of the assets or business of such Party to which this Agreement relates, or to the successor resulting from any merger, acquisition, consolidation or similar transaction with such Party or (b) to an Affiliate; provided, however, that (i) such assignment to an Affiliate shall not relieve such Party of its obligations herein, and (ii) in each case, the assigning Party shall provide the other Party with written notice of such assignment. Any purported transfer or assignment in contravention of this Section 10.4 shall, at the option of the non-assigning Party, be null and void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.
10.5    Notices    .
Notices to Alexion shall be addressed to:
Alexion Pharma Holding
22 Victoria Street
Hamilton HM 12 Bermuda
Attention: Secretary
Facsimile: 441-298-3439
With a copy to (which will not constitute notice):
Alexion Pharmaceuticals, Inc.
100 College Street
New Haven, CT 06510
Attention: Chief Legal Officer
Facsimile: 203-271-8198
Notices to Arbutus shall be addressed to:
Arbutus Biopharma Corporation
100-8900 Glenlyon Parkway
Burnaby, B.C.
Canada V5J 5J8
Attention: President & CEO
Facsimile: (604) 630-5103
In each case with copy to:
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
Attention: R. King Milling
Facsimile: (212) 506-5151
Any Party hereto may change their address by giving notice to the other Parties in the manner provided in this Section 10.5. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by certified mail, return receipt requested, postage prepaid, (b) sent via a reputable international express courier service, or (c) sent by facsimile transmission, with a copy by regular mail. The effective date of the notice shall be the actual date of receipt by the receiving party.
10.6    Independent Contractors    . It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Party to act as the agent for the other Party.
10.7    Governing Law; Dispute Resolution    .
(a)    This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of New York, excluding its conflicts of laws principles.
(b)    The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relate to a Party’s rights or obligations hereunder. In the event of the occurrence of any such dispute, the Parties shall first have such dispute referred to their respective executives designated below for attempted resolution by good faith negotiations within sixty (60) calendar days after such notice is received. If the matter is not resolved within such sixty (60) days, either Party shall thereafter have the right to pursue any and all other remedies available at law or in equity, subject to this Section 10.7. For clarity, any disputes, controversies or differences arising from the JSC will be resolved solely in accordance with Section 3.2.
(c)    The Parties consent to the exclusive jurisdiction of the Federal courts and the State courts of the State of New York, in each case, located in the borough of Manhattan, City of New York for any action referenced in Section 10.7(b) THE PARTIES HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN SUCH ACTIONS.
10.8    Severability    . In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of the relevant jurisdiction, the validity of the remaining provisions shall not be affected and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, provided that the Parties, shall negotiate in good faith a modification of this Agreement with a view to revising this Agreement in a manner that reflects, as closely as is reasonably practicable, the commercial terms of this Agreement as originally signed.
10.9    No Implied Waivers    . The waiver by any Party of a breach or default of any provision of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.
10.10    Headings    . The headings of articles and sections contained in this Agreement are intended solely for convenience and ease of reference and do not constitute any part of this Agreement, or have any effect on its interpretation or construction.
10.11    Entire Agreement; Amendment    . This Agreement (along with the attachments) contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede and replace any and all previous arrangements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof and thereof. This Agreement (including the attachments hereto) may be amended only by a writing signed by each of the Parties.
10.12    Waiver of Rule of Construction    . Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.
10.13    No Third-Party Beneficiaries    . Except as expressly contemplated herein, no Third Party, including any employee of either Party, shall have or acquire any rights by reason of this Agreement.
10.14    Further Assurances    . Each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions.
10.15    Performance by Affiliates    . Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and the relevant Party shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

2

10.16    Counterparts    . This Agreement may be executed in any number of counterparts in original or by facsimile or PDF copy, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, authorized representatives of Alexion, ABUS and Protiva have executed and delivered this Agreement effective as of the Effective Date.
ALEXION PHARMA HOLDING
By:     /s/ Christopher Brough
Name: Christopher Brough
Title:    Director

PROTIVA BIOTHERAPEUTICS INC.
By:     /s/ Mark Murray
Name: Mark Murray
Title:    President & CEO

By:     /s/ Bruce Cousins
Name: Bruce Cousins
Title:    Executive-Vice President & CFO

ARBUTUS BIOPHARMA CORPORATION
By:     /s/ Mark Murray
Name: Mark Murray
Title:    President & CEO

By:     /s/ Bruce Cousins
Name: Bruce Cousins
Title:    Executive-Vice President & CFO

3

Exhibit A
Arbutus Issued and Published Patents

[***]

Exhibit B
Research Plan
[***]

Exhibit C

Excluded Arbutus Patents

[***]